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                                                                      EXHIBIT 99

                           TXU CORP. AND SUBSIDIARIES
                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                                   (UNAUDITED)

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                                                                         TWELVE  MONTHS ENDED
                                                                               JUNE 30,
                                                                         --------------------
                                                                           2001        2000
                                                                           ----        ----
                                                                         MILLIONS OF DOLLARS,
                                                                      EXCEPT  PER SHARE AMOUNTS
Operating revenues ..................................................    $ 27,143    $ 18,289
                                                                         --------    --------

Operating expenses
     Energy purchased for resale and fuel consumed ..................      19,190      10,429
     Operation and maintenance ......................................       3,483       3,322
     Depreciation and other amortization ............................         994       1,050
     Goodwill amortization ..........................................         216         194
     Taxes other than income ........................................         719         644
                                                                         --------    --------
           Total operating expenses .................................      24,602      15,639
                                                                         --------    --------

Operating income ....................................................       2,541       2,650

Other income (deductions)-- net .....................................         163         423
                                                                         --------    --------

Income before interest, other
     charges and income taxes .......................................       2,704       3,073
                                                                         --------    --------

Interest income .....................................................         116         139

Interest expense and other charges
     Interest .......................................................       1,456       1,470
     Distribution on  mandatorily redeemable, preferred
          securities of subsidiary trusts, each holding solely junior subordinated debentures of the obligated company:
               TXU obligated ........................................          30          25
               Subsidiary obligated .................................          79          78
     Preferred stock dividends of subsidiaries ......................          14          14
     Distributions on preferred securities of subsidiary perpetual
           trust of TXU Europe ......................................          14           5
     Allowance for borrowed funds used during
           construction and capitalized interest ....................        (18)          (9)
                                                                         --------    --------
                Total interest expense and other charges ............       1,575       1,583
                                                                         --------    --------

Income before income taxes ..........................................       1,245       1,629

Income tax expense ..................................................         341         505
                                                                         --------    --------

Net income ..........................................................         904       1,124

Preference stock dividends ..........................................          23          --
                                                                         --------    --------

Net income available for common stock ...............................    $    881    $  1,124
                                                                         ========    ========

Average shares of common stock outstanding (millions)  ..............         258         272

Per share of common stock:
     Basic earnings .................................................    $   3.41    $   4.13
     Diluted earnings................................................    $   3.41    $   4.13
     Dividends declared..............................................    $   2.40    $  2.375
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